Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated August 26, 2020 (except for the third paragraph of Note 2, as to which the date is October         , 2020), in Amendment No. 1 to the Registration Statement (Form S-1 No. 333-249372) and related Prospectus of Leslie’s, Inc. for the registration of its common stock.

Ernst & Young LLP

Phoenix, Arizona

The foregoing consent is in the form that will be signed upon the effectiveness of the stock split described in the third paragraph of Note 2 to the consolidated financial statements.

/s/ Ernst & Young LLP

Phoenix, Arizona

October 22, 2020